UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2005

ARCHON CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	1-9481	88-0304348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3993 Howard Hughes Parkway, Suite 630, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 732-9120

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 22, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Archon Corporation (the “Company”) met to consider various issues which arose relative to the awarding of certain stock option awards to employees in April 2005.

Specifically, the Committee considered concerns raised by two of the Company’s board members regarding the terms, and specifically the pricing, of stock options granted to Christopher W. Lowden and David Lowden by the Committee in April 2005. The stock option awards granted to these two individuals were for 150,000 shares each at an exercise price of $1.00 per share and were immediately vested. Another award with the same terms was awarded to Paul W. Lowden, the Company’s Chairman of the Board and Chief Executive Officer. However, Paul W. Lowden subsequently informed the Committee in May 2005 that he was electing to decline his award.

The Committee decided in its June 22, 2005 meeting that the stock option awards granted to Christopher W. Lowden and David Lowden would be priced at the closing market price of the Company’s common stock on April 18, 2005. This date is the first business day following the awarding of the options and the closing price on this date was $20.50 per share.

The Company had previously disclosed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 that a charge of approximately $9 million associated with these grants would be taken in the Company’s fiscal quarter ending June 30, 2005. Because of the decision of the Committee on June 22, 2005 to price the option awards noted above at the market price of $20.50 per share rather than the original pricing of the awards at $1.00 per share, the amount of the charge associated with the option grants will be significantly less than previously disclosed. It is estimated that the charge to be taken during the quarter ending June 30, 2005 related to the option awards will be approximately $2.4 million due to the appreciation in the Company’s common stock since April 16, 2005.

Pursuant to the requirements of the Securities and Exchange Action of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2005		Archon Corporation

	By:	/s/ John M. Garner
John M. Garner Senior Vice President, Treasurer, Secretary and Chief Financial Officer